Power of Attorney

            I hereby appoint Scott R. Peterson as my duly authorized attorney in fact to execute and file on my behalf any forms or other documents required by the United States Securities and Exchange Commission to be filed under Section 16 of the Securities Exchange Act of 1934, as amended, including Form ID and all Forms 3, 4 and 5 (including any amendments thereto) that I may be required to file as a result of my position with, my ownership of, or transactions in securities of ExpressJet Holdings, Inc.  Mr. Peterson is further authorized to transact and file with the Commission any other documents or papers that may be required to renew or otherwise reinstate any codes issued to me to permit filings to be made through the EDGAR system. Such authorization shall continue until I am no longer required to file Forms 4 or 5 with regard to ExpressJet, unless earlier revoked in writing. I hereby acknowledge that neither the named individual nor ExpressJet is assuming any of my responsibilities to comply with Section 16.

/s/ Pat Kelly
Pat Kelly

Dated: September 11, 2007